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Exhibit 5.1

[LETTERHEAD OF HELLER EHRMAN WHITE & McAULIFFE LLP]

June 16, 2004

NuVasive, Inc.
10065 Old Grove Road
San Diego, CA 92131

Re:
NuVasive, Inc. Registration Statement on Form S-8 for 4,974,789 Shares of Common Stock and up to 4,624,789 Related Stock Options

Ladies and Gentlemen:

        We have acted as counsel to NuVasive, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 4,974,789 shares of Common Stock (the "Shares") and related stock options for the issuance of up to 4,624,789 shares under the Company's 1998 Stock Option/Stock Issuance Plan, as amended to date (the "1998 Plan"), the Company's 2004 Equity Incentive Plan (the "2004 Plan") and the Company's 2004 Employee Stock Purchase Plan (the "ESPP").

        This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

        In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

        We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the 1998 Plan, the 2004 Plan and the ESPP. Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the 1998 Plan or the 2004 Plan and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances in accordance with the 1998 Plan, the 2004 Plan or the ESPP and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 1998 Plan, the 2004 Plan, the ESPP or the Shares.

                      Very truly yours,

                      /s/  HELLER EHRMAN WHITE & MCAULIFFE LLP

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  Exhibit 5.1